River Valley Bancorp
430 Clifty Drive
P.O. Box 1590
Madison, Indiana 47250-0590
 (812) 273-4949

Notice of Annual Meeting of Shareholders

To Be Held On April 15, 2015
The Annual Meeting of Shareholders of River Valley Bancorp will be held at 430 Clifty Drive, Madison, Indiana, on Wednesday, April 15, 2015, at 3:00 p.m., local time.
The Annual Meeting will be held for the following purposes:
1.	Election of Directors. Election of two directors of River to serve a three-year term expiring in 2018.
2.	Ratification of Auditors. Approval and ratification of the appointment of BKD, LLP as auditors for River for the fiscal year ending December 31, 2015.
3.	Advisory Vote on Compensation. An advisory vote regarding the 2014 executive compensation of River’s named executive officers disclosed in this proxy statement, commonly referred to as a “Say on Pay” proposal.
4.	Other Business. Other matters that may properly come before the meeting or at any adjournment.
You can vote at the meeting or any adjournment if you are a shareholder of record at the close of business on February 20, 2015.
We urge you to read the enclosed Proxy Statement carefully so that you will have information about the business to come before the meeting, or any adjournment. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose.
A copy of our Annual Report for the fiscal year ended December 31, 2014, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.
By Order of the Board of Directors

Matthew P. Forrester, President
Madison, Indiana
March 18, 2015

It is important that you return your proxy promptly. Therefore, whether or not you plan to be present in person at the Annual Meeting, please sign, date and complete the enclosed proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 15, 2015.
River’s Annual Report to Shareholders and the Proxy Statement for the Annual Meeting are available at www.edocumentview.com/rivr.

River Valley Bancorp
430 Clifty Drive
P.O. Box 1590
Madison, Indiana 47250-0590
 (812) 273-4949

Proxy Statement

for
Annual Meeting of Shareholders
April 15, 2015
The Board of Directors of River Valley Bancorp, an Indiana corporation (“River”), is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held at 3:00 p.m., local time, on April 15, 2015, at 430 Clifty Drive, Madison, Indiana, and at any adjournment of the meeting. River’s principal asset consists of 100% of the issued and outstanding shares of Common Stock of River Valley Financial Bank (the “Bank”). We expect to mail this Proxy Statement to our shareholders on or about March 18, 2015.
Items of Business
At the Annual Meeting, shareholders will:
•	vote on the election of two directors to serve a three-year term expiring in 2018;
•	ratify the selection of BKD, LLP as auditors for River for 2015;
•	hold an advisory vote regarding the 2014 executive compensation of River’s named executive officers disclosed in this proxy statement; and
•	transact any other matters of business that properly come before the meeting.
We do not expect any other items of business, because the deadline for shareholder nominations and proposals has already passed. If other matters do properly come before the meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote on any other matters brought before the meeting. Those persons intend to vote the proxies in accordance with their best judgment.
Voting Information
Who is entitled to vote?
Shareholders of record at the close of business on February 20, 2015, the record date, may vote at the Annual Meeting. On the record date, there were 2,513,696 shares of River’s Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented.
How many votes are required to elect directors?
The nominees for director receiving the most votes will be elected. Abstentions and instructions to withhold authority to vote for a nominee will result in the nominee receiving fewer votes but will not count as votes against the nominee. For a description of River’s Corporate Governance Guidelines, which include a requirement for directors to tender their resignation if they receive a greater number of votes

“withheld” from their election than votes cast “for” such election, see “Corporate Governance-Board Committees.”
How many votes are required to ratify the selection of BKD, LLP as auditors of River for 2015?
More votes cast in favor of the proposition than are cast against it are required to ratify the selection of BKD, LLP as auditors of River for 2015. Abstentions and broker non-votes will have no effect on this proposal.
How many votes are required to approve on an advisory basis the 2014 executive compensation of River’s named executive officers?
More votes cast in favor of this proposition than are cast against it are required to approve on a non-binding basis the 2014 executive compensation of River’s named executive officers. Abstentions and broker non-votes will have no effect on the advisory vote on executive compensation.
How do I vote my shares?
If you are a “shareholder of record,” you can vote by mailing the enclosed proxy card. The proxy, if properly signed and returned to River and not revoked prior to its use, will be voted in accordance with the instructions contained in the proxy. If you return your signed proxy card but do not indicate your voting preferences, the proxies named in the proxy card will vote on your behalf “FOR” the nominees for director, “FOR” the ratification of BKD, LLP as auditors of River for 2015, and “FOR” the advisory vote on the 2014 executive compensation paid to River’s named executive officers.
If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you. If you do not submit specific voting instructions to your broker, the organization that holds your shares may generally vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not submit specific voting instructions to your broker, the shares will be treated as “broker non-votes.” The proposal to ratify BKD, LLP as our auditors for 2015 is considered routine and therefore may be voted upon by your broker even if you do not give instructions to your broker. However, brokers will not have discretion to vote your shares on the election of directors, or on the advisory vote on the 2014 compensation of River’s executive officers. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of the director nominees or the advisory vote on the 2014 executive compensation of River’s named executive officers.
Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.
Can I change my vote after I have mailed my proxy card?
You have the right to revoke your proxy at any time before it is exercised by (1) notifying River’s Secretary Lonnie D. Collins, 430 Clifty Drive, P.O. Box 1590, Madison, Indiana 47250-0590 in writing, (2) delivering a later-dated proxy, or (3) voting in person at the Annual Meeting. If you have instructed a broker to vote your shares, you will need to follow the directions received from your broker to change those instructions.
How do I vote shares held in River’s Employee Stock Ownership Plan?
We maintain an Employee Stock Ownership Plan (the “ESOP”) which owns approximately 6.4% of River’s Common Stock. Employees of River and its subsidiaries participate in the Plan. Each Plan participant instructs the trustee of the Plan how to vote the shares of River Common Stock allocated to his or her account under the Plan. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote such participant’s shares in accordance with the shareholder’s instructions. Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the Annual Meeting, the trustee will vote the shares “FOR” the election of each of the Board’s director nominees, “FOR” the ratification of BKD, LLP as our auditors for 2015, and “FOR” the advisory vote on the executive compensation paid in 2014 to River’s named executive officers. The trustee will vote the shares of River Common Stock held in the Plan but not allocated to any participant’s account and allocated shares as to which no voting instructions are received in the same proportion as the allocated shares in the Plan are voted with respect to each of the proposals submitted to a vote of shareholders at the Annual Meeting, so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act.
Can I vote my shares in person at the meeting?
If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card even if you plan to attend the meeting.
If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or other nominee giving you the right to vote the shares at the meeting.
What constitutes a quorum?
The holders of over 50% of the outstanding shares of Common Stock as of the record date must be present in person or by proxy at the Annual Meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on any director nominee will be deemed present at the Annual Meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting.
Principal Holders of Common Stock
The following table provides information, as of February 20, 2015, about each person known by River to own beneficially 5% or more of the Common Stock.
Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (1)	Percent of Class
River Valley Financial Bank, as Trustee of the ESOP 430 Clifty Drive Madison, IN 47250	160,987 (2)	6.4%

Thomas M. and Mary E. Davee 430 Fairmount Dr. Madison, IN 47250	138,023 (3)	5.5%

Banc Fund VII L.P. Banc Fund VIII L.P. Banc Fund IX L.P. 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	137,500 (4)	5.5%

(1)	Unless other information is given, the named beneficial owner has sole voting and dispositive power with respect to the shares. The information in this chart with respect to the shareholders listed in the chart is based on Schedule 13D and 13G Report(s) they filed with the Securities and Exchange Commission (the “SEC”) containing information concerning shares held by them. It does not reflect any changes in shareholdings that may have occurred since the date of those filings.
(2)	These shares, as to which voting and dispositive power is shared, are held by the Trustee of the River Valley Bancorp Employee Stock Ownership Plan and Trust (the “ESOP”). The employees participating in the ESOP are entitled to instruct the Trustee on how to vote shares held in their accounts under the ESOP. The ESOP requires the Trustee to vote any unallocated shares held in a suspense account under the ESOP or allocated shares as to which voting instructions are not received in the same proportion as allocated shares are voted.
(3)	Thomas M. Davee and Mary E. Davee are married and jointly own these shares. They share voting and dispositive power as to such shares.
(4)	Banc Fund VII L.P., Banc Fund VIII L.P. and Banc Fund IX L.P. are each an Illinois limited partnership. Charles J. Moore, who is the manager of these funds, has voting and dispositive power over these shares and controls these entities through The Banc Funds Company, L.L.C., an Illinois limited liability company, of which he is principal shareholder and which serves as general partner of MidBanc VII L.P., MidBanc VIII L.P. and MidBanc IX L.P., the general partners, respectively, of Banc Fund VII L.P., Banc Fund VIII L.P., and Banc Fund IX L.P.
Proposal 1 — Election of Directors
The Board of Directors currently consists of six members. The By-Laws provide that the directors are to be divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years (unless a shorter period is specified) and until their successors are elected and qualified. One class of directors is elected annually. The nominees for director this year are Lonnie D. Collins and Matthew P. Forrester, current directors of River. If the shareholders elect Messrs. Collins and Forrester at the Annual Meeting, their terms will expire in 2018.
Fred W. Koehler, one of the Company’s directors, is the cousin of John Muessel, the Bank’s Vice President - Trust Services. Management believes that because this relationship is so remote, it does not cause Mr. Koehler to lose his independence under the Listing Standards for the Nasdaq Stock Exchange. Apart from this relationship, no director is related to any other director or executive officer of River or nominee for director by blood, marriage, or adoption, and there are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.
The Board recommends that you vote FOR the nominees.
The following table sets forth certain information on the nominees for the position of director of River and each director continuing in office after the Annual Meeting, including the number and percent of shares of Common Stock beneficially owned as of the record date. The table also includes information on the number of shares of River Common Stock beneficially owned by all directors and executive officers of River as a group and by River’s named executive officers who are not also directors.
Name	Expiration of Term as Director	Director of River Since	Common Stock Beneficially Owned as of February 20, 2015 (1)		Percentage of Common Stock
Director Nominees
Lonnie D. Collins	2018	2012	62,584	(2)	2.5%
Matthew P. Forrester	2018	1999	58,043	(3)	2.3%

Directors Continuing in Office
Michael J. Hensley	2017	1996	29,332	(4)	1.2%
Fred W. Koehler	2016	1996	87,753	(5)	3.5%
Lillian Sue Livers, M.S., R.D.	2017	2002	8,105	(6)	*
Charles J. McKay, CPA	2016	2000	13,500	(7)	*

Named Executive Officers
Anthony Brandon, Executive Vice President			15,476	(8)	*
John Muessel, Vice President-Trust Services			14,472	(9)	*
Vickie L. Grimes, Treasurer			5,852	(10)	*

All directors and executive officers as a group (12 persons)			319,112	(11)	12.7%

*	Under 1% of outstanding shares.
(1)	Unless otherwise indicated, each nominee or director has sole investment and/or voting power with respect to the shares shown as beneficially owned by him. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic power with respect to the shares. Includes shares beneficially owned by members of the immediate families of the directors residing in their homes.
(2)	Of these shares, 40,000 are held jointly by Mr. Collins and his spouse, and 4,000 restricted shares were granted under the 2014 Stock Option and Incentive Plan (the “2014 Plan”).
(3)	Of these shares, 9,852 are held jointly by Mr. Forrester and his spouse, 1,535 are held in an IRA for his spouse, 192 are held by him as custodian for his children, 4,000 restricted shares were granted under the 2014 Plan, 1,000 are subject to stock options granted under the 2014 Plan, and 10,829 were held under the ESOP as of December 31, 2014. Does not include options for 9,000 shares which are not exercisable within 60 days of the record date for the shareholder meeting.
(4)	Of these shares, 10,000 are held jointly by Mr. Hensley and his spouse, 6,000 shares are held by a trust as to which Mr. Hensley serves as trustee, and 4,000 restricted shares were granted under the 2014 Plan. 16,000 of these shares are pledged to secure a bank loan from another financial institution to Mr. Hensley and his spouse.
(5)	Of these shares, 82,153 are held jointly by Mr. Koehler and his spouse, and 4,000 restricted shares were granted under the 2014 Plan.
(6)	4,105 of these shares are held jointly by Ms. Livers and her spouse, and 4,000 restricted shares were granted under the 2014 Plan.
(7)	9,500 of these shares are held jointly by Mr. McKay and his spouse, and 4,000 restricted shares were granted under the 2014 Plan.
(8)	Of these shares, 5,400 are held jointly by Mr. Brandon and his spouse, 2,500 are subject to stock options granted under the River Valley Bancorp Option Plan (the “Option Plan”) and the 2014 Plan, 600 shares were granted under the River Valley Recognition and Retention Plan (“Recognition and Retention Plan”), and 6,976 are held under the ESOP as of December 31, 2014. Does not include options for 6,000 shares which are not exercisable within 60 days of the record date for the shareholder meeting.
(9)	Includes 5,272 shares held under the ESOP as of December 31, 2014, and 8,950 shares held jointly with Mr. Muessel’s spouse.
(10)	Includes 500 shares subject to stock options granted under the Option Plan and 5,152 shares held under the ESOP as of December 31, 2014. Does not include options for 2,000 shares which are not exercisable within 60 days of the record date for the shareholder meeting.
(11)	Of these shares, 25,000 restricted shares are held under the Recognition and Retention Plan or the 2014 Plan, 8,500 are subject to stock options granted under the Option Plan or the 2014 Plan, and 42,852 were allocated to such persons under the ESOP as of December 31, 2014. Does not include options for 19,000 shares which are not exercisable within 60 days of the record date for the shareholder meeting.
Presented below is information concerning the director nominees and continuing directors of River:
Lonnie D. Collins (age 66) has served as Secretary of River for over 30 years and was a practicing attorney in Madison for over 35 years. He recently retired as an attorney but continues to serve as River’s Secretary.
Matthew P. Forrester (age 58) became President and Chief Executive Officer of River and the Bank in October, 1999. He previously had served as Senior Vice President, Treasurer and Chief Financial Officer of Home Loan Bank and Home Loan Bancorp in Fort Wayne, Indiana for more than five years. Prior to joining Home Loan Bank, he served as an examiner with the Indiana Department of Financial Institutions. He also serves as a Director of the Federal Home Loan Bank of Indianapolis and on the Board of Trustees of Hanover College.
Michael J. Hensley (age 59) became the Superior Court Judge for Jefferson County on January 1, 2015.  He was previously affiliated as an attorney with the law firm Jenner, Pattison, Hensley & Wynn, or its predecessor for over ten years. Mr. Hensley served as a Compliance Officer, Assistant Trust Officer and the General Counsel to The Madison Bank & Trust Company from 1980 to January, 1989.
Fred W. Koehler (age 74) is retired. He formerly owned and operated Koehler Tire Co., a tire and automotive parts store in Madison, Indiana, and served as the Jefferson County Auditor for eight years. He serves as Chairman of the Boards of Directors of River and the Bank.
Lillian Sue Livers, M.S., R.D. (age 65) has served as Director of The King’s Daughters’ Hospital & Health Service Foundation since 2006, and was Director of Nutrition Services of The King’s Daughters’ Hospital and Health Services between 1971 and 2006.

Charles J. McKay (age 62) is the owner of the accounting firm McKay Accounting Services, which is based in Madison, Indiana.
Each of River’s directors and director nominees has particular experience, qualifications, attributes and skills that qualify him or her to serve as a director of River. These particular attributes are set forth below for each such director or director nominee.
•	Lonnie D. Collins practiced real estate law, corporate law and estate planning as an attorney in River’s market area for over 35 years, but retired in 2013. His service as Secretary of River for over 31 years has caused him to become very familiar with River’s personnel, history and corporate structure. This knowledge and these skill sets make his service as a director valuable to River.
•	Matthew P. Forrester has been the CEO of River and the Bank for over 15 years. He previously served as a chief financial officer of another financial institution for more than 15 years. He is currently serving as a director of the Federal Home Loan Bank of Indianapolis. This background and experience enhances his ability to provide leadership to River in his roles as President and Chief Executive Officer.
•	Michael J. Hensley has served as an attorney representing clients in a variety of litigation matters for a number of years and is currently a Superior Court judge. This experience assists River and the Bank in its evaluation of matters of litigation and the execution and collection of debt obligations.
•	Fred W. Koehler owned and operated a business for over 30 years and served as Jefferson County Auditor for eight years. He is also active in the Bank’s communities. His experience and profile assist River and the Bank with their business lending strategies. His financial background provides value to the Board, including with respect to its analysis of River’s operating results, financial condition, and financial budgets.
•	Lillian Sue Livers, M.S., R.D., is the foundation executive director of the local hospital and is active in the medical community. She has extensive experience in preparing and monitoring operating, salary and capital equipment budgets. Her expertise with respect to community service needs and capabilities is valuable to River and the Bank. Her accounting background and experience helps her analyze River’s financial reports.
•	Charles J. McKay is the sole proprietor of an accounting firm, practiced in public accounting for over 35 years, and has been a licensed CPA for over 28 years. Mr. McKay’s extensive accounting background enables him to provide value to the Board in his role as the Board’s audit committee financial expert, and as Chairman of River’s Audit Committee.
Corporate Governance
Director Independence. All of the directors, except Matthew P. Forrester, meet the standards for independence of Board members set forth in the Listing Standards for the Nasdaq Stock Exchange. Moreover, all members of River’s Audit Committee, Stock Compensation Committee, Compensation Committee, and Governance and Nominating Committee meet these independence standards for the committees on which they serve. The Board of Directors of River considers the independence of each of the directors under the Listing Standards of the Nasdaq Stock Exchange, which for purposes of determining the independence of Audit Committee members also incorporate the standards of the SEC included in Reg. § 240.10A-3(b)(1). Among other things, the Board considers current or previous employment relationships as well as material transactions or relationships between River or its subsidiaries and the directors, members of their immediate family, or entities in which the directors have a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.

Fred W. Koehler serves as Chairman of the Board of Directors while Matthew P. Forrester serves as its President and Chief Executive Officer. River’s Board of Directors believes that River has more effective oversight by having an independent Chairman. The Board believes an independent Chairman does not necessarily have inherent conflicts that an insider or employee director might face. The Board believes that the perspective of an independent Chairman results in a more proactive and effective Board of Directors. The Chairman, in his capacity as such, effectively serves as the lead independent director of River, although he has not been so designated.
Director Requirements and Nomination Process. River’s By-Laws require directors to have their primary domicile in either Jefferson County, Indiana or Trimble County, Kentucky; to have had a loan or deposit relationship with the Bank for a continuous period of twelve months prior to their nomination to the Board; and, if a non-employee director, to have served as a member of a civic or community organization based in either Jefferson County, Indiana or Trimble County, Kentucky, for at least a continuous period of twelve months during the five years prior to their nomination to the Board.
Meetings of the Board of Directors. During the fiscal year ended December 31, 2014, the Board of Directors of River met or acted by written consent nine times. No director attended fewer than 75% of the aggregate total number of meetings during the last fiscal year of the Board of Directors of River held while he or she served as director and of meetings of committees on which he or she served during that fiscal year.
Board Committees. River’s Board of Directors has an Audit Committee, a Stock Compensation Committee, a Compensation Committee, and a Governance and Nominating Committee, among its other Board committees. All committee members are appointed by the Board of Directors.
The Audit Committee, comprised of all directors except Matthew P. Forrester and Lonnie D. Collins, recommends the appointment of River’s independent accountants, and meets with them to outline the scope and review the results of that audit. The Chairman of the Audit Committee is Charles J. McKay. In addition, the Board of Directors has determined that Charles J. McKay is a “financial expert” as that term is defined in Item 401(h)(2) of Regulation S-K promulgated under the Securities Exchange Act of 1934. The Audit Committee met four times during the fiscal year ended December 31, 2014. The Board of Directors has adopted a written charter for the Audit Committee, which is posted on River’s website at www.rvfbank.com. The Board of Directors reviews and approves changes to the Audit Committee Charter annually.
The Stock Compensation Committee administers the Option Plan, the 2014 Plan, and the Recognition and Retention Plan. The members of that Committee are all of River’s directors except Matthew P. Forrester. Its Chairman is Fred W. Koehler. The Stock Compensation Committee met once during the fiscal year ended December 31, 2014.
The Compensation Committee establishes compensation for River’s executive officers. Its members include all outside directors. Its Chairman is Fred W. Koehler. The Compensation Committee met two times in 2014. The Compensation Committee has a separate charter which is posted on River’s website at www.rvfbank.com.
The Governance and Nominating Committee, referred to here as the “Nominating Committee,” selects the individuals who will be nominated for election to River’s Board of Directors each year. It met one time during 2014. Its members for this year’s nominations were Directors Koehler, Hensley, and McKay. Its Chairman was Fred W. Koehler. The Nominating Committee has a separate charter that is available at www.rvfbank.com.
The Corporate Governance Guidelines adopted by the Nominating Committee include provisions dealing with the qualifications and responsibilities of directors, ongoing director education, director committees and their duties, and director access to officers and employees. In addition, the guidelines include the following provisions:

•	establishing a requirement that a director offers to resign upon a material change in his or her principal employment or principal employment responsibilities. This requirement provides the Board with the opportunity to consider whether the director’s continued service on the Board is in the shareholders’ best interest;
•	establishing a limit on the number of public company boards on which directors may serve. This will help ensure that River’s directors are able to commit the time required for Board service;
•	requiring directors to meet periodically without employee directors or management;
•	requiring each director and each executive officer to own a minimum of 1,000 shares of Common Stock of River, either of record or beneficially;
•	requiring an annual evaluation of the performance of the Board and its committees; and
•	providing a framework for evaluation of management and succession planning.
Directors 75 years or older are not eligible for re-election or appointment to the Board of Directors, and directors must retire from the Board at the annual shareholder meeting following the director’s attainment of age 75.  Mr. Koehler will be retiring from the Board at the conclusion of the 2016 Annual Meeting of Shareholders because of these age limitations.
In response to significant interest in majority voting for directors in the corporate and legal communities, and growing sentiment of shareholders of various companies that such a standard would increase a board’s accountability, in 2009 the Board adopted an amendment to its Corporate Governance Guidelines to include a director resignation policy (the “Director Resignation Policy”). The Board believes that this policy gives real meaning to the majority “withhold” vote without suffering the unintended consequences resulting from state law “holdover” provisions. The Board also believes this policy serves the interests of River’s shareholders by establishing direct and effective consequences for directors who do not receive a majority vote. According to the Director Resignation Policy:
•	Any nominee in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to promptly tender his or her resignation as a director to the Chairman of the Board.
•	The Governance and Nominating Committee, which consists entirely of independent directors, must recommend to the full Board whether to accept or reject the resignation based on all relevant factors (including any stated reasons why shareholders withheld their votes).
•	The Board must act on the Governance and Nominating Committee’s recommendation no later than 90 days following the tender of the director’s resignation.
•	No affected resigning director will participate in either the Governance and Nominating Committee recommendation or the Board consideration of that director’s resignation.
•	Within four days of the Board reaching its decision, River must disclose the Board’s decision, providing a full explanation of the process by which the decision was reached, in a Form 8-K filed with the SEC.
Although the Nominating Committee will consider nominees recommended by shareholders, it has not actively solicited recommendations for nominees from shareholders nor has it established procedures for this purpose, as it will address nominations on a case by case basis. When considering a potential candidate for membership on River’s Board of Directors, the Nominating Committee considers issues of diversification, age, skills relevant to River’s business, community involvement, professional and business experience, and ethical conduct. The Nominating Committee also considers the qualification requirements for Directors in River’s By-Laws as described above under “Director Requirements and Nomination Process.” The Nominating Committee assesses the effectiveness of its efforts to have a diverse Board of

Directors by periodically reviewing the current Board members for geographic, occupational, gender, race and age diversity. The Nominating Committee does not have specific minimum qualifications that must be met by a Nominating Committee-recommended candidate and it has no specific process for identifying the candidates other than those prescribed in the By-Laws. There are no differences between the manner in which the Nominating Committee evaluates a candidate that is recommended by it for nomination to River’s Board of Directors and the manner it evaluates a candidate recommended by a shareholder. The Nominating Committee has not received formal nominations of directors to serve on River’s Board of Directors from any of River’s shareholders in connection with the Annual Meeting.
Article III, Section 12 of River’s By-Laws provides that shareholders entitled to vote for the election of directors may name nominees for election to the Board of Directors if they follow the procedures in the By-Laws for submitting nominations. The procedures include, among other requirements, that the shareholder deliver written notice of a proposed nomination to the Secretary of River not less than 120 days prior to the Annual Meeting or, if less than 130 days’ notice or public disclosure of the date of the meeting is given or made to shareholders (which notice or public disclosure includes the date of the Annual Meeting specified in River’s By-Laws if the Annual Meeting is held on that date), the shareholder notice must be received not later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made.
Risk Oversight. The Board of Directors plays an active role in the oversight of credit risk, operational risk, liquidity risk, and similar risks of the business of River. It performs this role primarily through its committee structure. The Audit Committee of River considers risk issues associated with River’s financial reporting and disclosure process and also monitors controls for material weaknesses in the audit function. The Audit Committee meets periodically with the chief financial officer and senior credit risk officer of River in carrying out these responsibilities. The full Board and Audit Committee have access, as needed, to the executive officers and other employees of River who help supervise day-to-day risk management responsibilities of River. They also have access to legal representation to the extent deemed necessary to assist with their risk oversight responsibilities. In addition, the Compensation Committee and the Stock Compensation Committee evaluate the compensation programs of River to ensure that they do not increase incentives among management employees to take undue risk. The Bank also has Loan and Asset/Liability committees, whose members are available to the Board, to monitor risks related to liquidity and interest rates and lending risks.
Communications with Directors. River has adopted a policy for its shareholders to send written communications to River’s directors. Under this policy, shareholders may send written communications in a letter by first-class mail addressed to any director at River’s main office. River has also adopted a policy that strongly encourages its directors to attend each Annual Meeting of shareholders. All of River’s directors serving at the time attended the Annual Meeting of Shareholders on April 16, 2014.

Executive Compensation
Summary Compensation Table for 2014
The following table presents information for compensation awarded to, earned by, or paid to Matthew P. Forrester, Anthony D. Brandon, Vickie L. Grimes and John Muessel (the “Named Executive Officers”) for 2014 and 2013.
Name and Principal Position	Year	Salary ($)(1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation ($)(3)	Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Matthew P. Forrester	2014	$245,235	$109,450	$218,900	$31,337	$5,227	$425	$610,574
President and Chief Executive Officer	2013	227,787	–	–	35,951	2,683	425	266,846
Anthony D. Brandon	2014	$134,000	−	$164,175	$19,939	−	$425	$318,539
Executive Vice President	2013	127,808	−	−	22,230	−	425	150,463
Vickie L. Grimes	2014	$ 93,500	−	$54,725	$ 8,153	−	$425	$156,803
Treasurer	2013	90,000	−	−	5,822	−	425	96,247
John Muessel	2014	$ 95,000	−	−	$ 9,074	−	$425	$104,499
Vice President-Trust Services	2013	92,961	−	−	5,598	−	425	98,984

(1)	Includes any amounts earned but deferred, including amounts deferred under the Bank’s 401(k) Plan and in the case of Mr. Forrester, director fees whether paid or deferred.
(2)	The 2014 amounts reflect the aggregate grant date fair value of stock awards and option awards in accordance with FAS ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnotes 17 and 18 to River’s audited financial statements for the fiscal year ended December 31, 2014, included in River’s Annual Report on Form 10‑K for 2014.
(3)	The amounts in these columns represent certain amounts that were earned for services under the Bank’s 2013 and 2014 Incentive Plans. The amounts in 2013 represent 75% of the amount earned based on performance criteria satisfied in 2013 under the 2013 Incentive Plan. The amounts in 2014 represent 75% of the amounts earned in 2014 under the 2014 Incentive Plan and 25% of the amount earned under the 2013 Incentive Plan. The amount for 2014 does not include the clawback of 25% of the amount awarded under the 2014 Incentive Plan, which is expected to be earned in 2015.
(4)	Included in this column for Mr. Forrester is $5,227 of the above market interest on deferred director fees for 2014 and $2,683 of above market interest on deferred director fees for 2013. Interest accrued at the rate of 8.11% per annum under Mr. Forrester’s deferred compensation agreement in 2014 and 7.72% in 2013. The applicable market rate of interest was 6.81% per year for 2013 and 2014.
(5)	The Named Executive Officers received certain perquisites during 2013 and 2014, but the incremental cost of providing those perquisites did not exceed the $10,000 disclosure threshold.
Stock Option Plan
On April 29, 1997, the Board of Directors of River approved the River Valley Bancorp Stock Option Plan (the “Option Plan”), which became effective on June 23, 1997, when the shareholders approved the Option Plan. The Stock Compensation Committee, which is composed of non-employee directors, administers the Option Plan.
The Option Plan provides for the grant of incentive and non-qualified stock options and reserved 238,050 shares of Common Stock for issuance pursuant to the exercise of such options. As of the date of this Proxy Statement, options for 9,066 shares of Common Stock remain outstanding under the Option Plan with an average exercise price per share of $14.56, and 26,820 shares of Common Stock are reserved for future issuance under the Option Plan. River’s Board of Directors may terminate the Plan at any time, but termination of the Option Plan may not adversely affect the validity of options previously granted under the Plan. No incentive options may be granted under the Option Plan at this time, but non-qualified stock options may be granted.

The Stock Compensation Committee may grant options under the Option Plan to officers and other key employees of River or its subsidiaries who are materially responsible for the management or operation of the business of River or its subsidiaries and have provided valuable services to River or its subsidiaries. Any individual may be granted more than one option under the Option Plan.
The price to be paid for shares of Common Stock upon the exercise of each stock option may not be less than the fair market value of the shares on the date on which the option is granted.
Options are generally granted for terms of ten years (in the case of incentive options) or ten years and one day (in the case of non-qualified options), and at an exercise price per share equal to the fair market value of the shares on the date of the grant of the stock options. Options will become exercisable at a rate specified by the Stock Compensation Committee, subject to early vesting in the event of death or disability. Options granted under the Option Plan are adjusted for capital changes such as stock splits and stock dividends.
The exercise price of each share of stock is to be paid in full in cash at the time of exercise. Under circumstances specified in the Option Plan, optionees may deliver a notice to their broker to deliver to River the total exercise price in cash and the amount of any taxes to be withheld from the optionee’s compensation as a result of any withholding tax obligation of River. Payment of the exercise price may also be effected by tendering whole shares of River’s Common Stock owned by the Optionee and cash having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised. In the event an option recipient terminates his or her employment or service as an employee or director, the options will terminate during specified periods.
2014 Stock Option and Incentive Plan
The Board of Directors adopted the 2014 Stock Option and Incentive Plan, which was approved by shareholders at the 2014 annual meeting. The 2014 Option Plan provides for the grant of any or all of the following types of awards: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; (3) restricted stock; (4) unrestricted stock; and (5) performance shares or performance units. Employees and directors of River and its subsidiaries are eligible for awards under the Plan. The maximum number of shares with respect to which awards may be made under the 2014 Option Plan is 150,000 shares. The shares with respect to which awards may be made under the 2014 Option Plan may either be authorized or unissued shares or treasury shares. As of February 20, 2015, 30,000 shares of restricted stock and 30,000 incentive stock options had been awarded under the 2014 Option Plan, with 6,000 restricted shares and 5,000 stock options vested to date.  Unvested shares and options will vest over a period of four to nine years.  The 30,000 outstanding incentive stock options have an exercise price of $21.89.  Future awards for 90,000 shares may be made under the 2014 Option Plan.
The purpose of the 2014 Option Plan is to promote the long-term interests of River and its shareholders by providing a means for attracting and retaining officers, directors, and employees of River and its subsidiaries. The 2014 Option Plan is administered by River’s Stock Compensation Committee. Options are generally awarded for terms of four years, and at an option price per share equal to the fair market value of the shares on the date of grant of the stock options. Options generally become exercisable 20% per year over a 4-year period commencing with the date of grant. Options granted are adjusted for capital changes such as stock splits and stock dividends. The Committee has full and complete authority and discretion, except as expressly limited by the Plan, to grant awards and to provide for their terms and conditions.
The option price of each share of stock is to be paid in full at the time of exercise in cash or by delivering shares of River common stock owned for at least six months with a market value of the exercise price, or by a combination of cash and such shares. In the event an option recipient terminates his or her employment or service as an employee or director, the options will terminate during specified periods. In the event of a change in control of River, all options not previously exercisable will become fully exercisable.  For this purpose, change in control includes an acquisition by a third party of 25% or more of River’s outstanding shares, a change in a majority of River’s directors as a result of a tender offer, merger, sale of assets or similar transaction, or shareholder approval of a sale or disposition of all or substantially all of River’s assets or another transaction following which River would no longer be an independent publicly-owned entity; provided that such events will not be deemed a change in control if a majority of the Board of Directors of River adopts a resolution to provide that such events will not be deemed a change in control.
Awards of restricted shares are generally subject to transfer restrictions for four years and fully vest at the end of the four-year period. If the service of a restricted stock holder terminates involuntarily within eighteen months after a change in control of River (as defined above), any restricted transfer period to which the restricted shares are then subject will terminate and the shares will fully vest.
Recognition and Retention Plan
The River Valley Bancorp Recognition and Retention Plan provides our officers and directors an ownership interest in River through grants of Common Stock. Since 1997, the Bank has contributed funds to the Recognition and Retention Plan to enable it to award 84,890 shares out of a total authorized number of shares of 95,220. Of the total number of awarded shares, 84,490 were purchased by the Plan and 400 shares forfeited back to the Plan. As of December 31, 2014, 10,330 shares were available for future awards.
Awards are nontransferable and nonassignable, and during the lifetime of the recipient can only be earned by and made to him or her. The shares which are subject to an award will vest and be earned by the recipient at a rate of 20% of the shares awarded at the end of each full twelve months of service with us after the date of grant of the award. Service includes service as a director or director emeritus of River Valley or River. Awards are adjusted for capital changes such as stock dividends and stock splits.
Awards will become 100% vested upon termination of employment or service due to death or disability. If an executive officer’s or director’s employment and/or service were to terminate for other reasons, the grantee would forfeit any nonvested award. If employment or service is terminated for cause, or if conduct would have justified termination or removal for cause, shares not already distributed under the Recognition and Retention Plan, whether or not vested, may be forfeited by resolution of the Board of Directors of River.
When shares become vested and may actually be distributed in accordance with the Recognition and Retention Plan, the participants also receive amounts equal to accrued dividends and other earnings or distributions payable with respect to the Common Stock. When shares become vested under the Recognition and Retention Plan, the participant will recognize income equal to the fair market value of the Common Stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Internal Revenue Code to be taxed earlier. The amount of income recognized by the participant is a deductible expense for tax purposes for River. Shares not yet vested under the Recognition and Retention Plan are voted by the Trustee of the Recognition and Retention Plan, taking into account the best interests of the recipients of the Recognition and Retention Plan awards.
2014 River Valley Financial Bank Incentive Plan
On December 10, 2013, the Board of Directors of the Bank adopted the 2014 River Valley Financial Bank Incentive Plan (the “2014 Incentive Plan”). The 2014 Incentive Plan provides target cash incentive awards for 2014 for the Bank’s Chief Executive Officer, Executive Vice President, Senior Officers, Vice Presidents, Internal Auditor, Compliance Officer, Executive Administrative Assistant, Loan Officers and Wealth Management Officers.

Under the 2014 Incentive Plan, incentive payments based on a percentage of an employee’s base salary will be made based on achievement of threshold, targeted or maximum expected performance goals in several areas:
•	Total Shareholder Return: price appreciation of Common Stock of River during 2014 plus the annualized dividend rate paid on the Common Stock
•	Loan Portfolio Growth: net growth in the loan portfolio during 2014
•	Profitability: net income in 2014
•	Asset Quality Targets based on:
Non-Performing Assets:  loans delinquent more than 90 days and other real estate owned in 2014, and
Charge-Offs:  losses net of recoveries in 2014
Determination of the annual incentives will generally be based on overall Bank performance and departmental and/or individual criteria. Wealth management officers have a defined monetary goal based upon improvement in assets under management.
For the Bank’s Chief Executive Officer (“CEO”) and Executive Vice President (“EVP”), the target incentive payment will be 15% of base salary and the maximum incentive payment will be 30% of base salary. Fifty percent of the award will be based on Total Shareholder Return, the greater of 25% on Profitability or Loan Portfolio Growth (having an average risk weighting of 3.8), and 25% on Asset Quality Targets. The Asset Quality Target will be based 50% on Non-Performing Assets and 50% on Charge-Offs.
The 2014 goals for the CEO and the EVP are the following:
•	Total Shareholder Return: threshold = 8%; target = 12%; maximum = 16%
•	Loan Portfolio Growth: threshold = 4%; target = 5%; maximum = 7%
•	Profitability: threshold = $4.4 million; target = $4.625 million; maximum = $4.85 million
•	Non-Performing Assets (as a percentage of total assets): threshold = 3.6%; target = 3.0%; maximum = 2.4%
•	Charge-Offs (as a percentage of loan portfolio): threshold = <.50%; target = <.40%; maximum = <.30%
Targets are also established in the 2014 Incentive Plan for non-executive officers who participate therein.
Awards are earned as of December 31, 2014, and will be forfeited if employment is terminated prior to that time. Seventy-five percent of the 2014 awards will be paid on January 31, 2015, and 25% will be paid one year later. The Board may recapture the deferred 25% of the awards previously paid if it is determined that the awards were based on materially misstated financial information.
The Board of Directors of the Bank may amend and terminate the 2014 Incentive Plan and awards as it deems appropriate.
2015 River Valley Financial Bank Incentive Plan
On December 17, 2014, the Board of Directors of the Bank adopted the 2015 River Valley Financial Bank Incentive Plan (the “2015 Incentive Plan”). The 2015 Incentive Plan provides target cash incentive awards for 2015 for the Bank’s Chief Executive Officer, Executive Vice President, Senior Officers, Vice Presidents, Internal Auditor, Compliance Officer, Executive Administrative Assistant, Loan Officers and Wealth Management Officers.
Under the 2015 Incentive Plan, incentive payments based on a percentage of an employee’s base salary will be made based on achievement of threshold, targeted or maximum expected performance goals in several areas:

•	Total Shareholder Return: price appreciation of Common Stock of River during 2015 plus the annualized dividend rate paid on the Common Stock
•	Loan Portfolio Growth: net growth in the loan portfolio during 2015
•	Profitability: net income in 2015
•	Asset Quality Targets based on:
Non-Performing Assets:  loans delinquent more than 90 days and other real estate owned in 2015, and
Charge-Offs:  losses net of recoveries in 2015
Determination of the annual incentives will generally be based on overall Bank performance and departmental and/or individual criteria. Wealth management officers have a defined monetary goal based upon improvement in assets under management.
For the Bank’s Chief Executive Officer (“CEO”) and Executive Vice President (“EVP”), the target incentive payment will be 15% of base salary and the maximum incentive payment will be 30% of base salary. Fifty percent of the award will be based on Total Shareholder Return, the greater of 25% on Profitability or Loan Portfolio Growth (having an average risk weighting of 3.8), and 25% on Asset Quality Targets. The Asset Quality Target will be based 50% on Non-Performing Assets and 50% on Charge-Offs.
The 2015 goals for the CEO and the EVP are the following:
•	Total Shareholder Return: threshold = 8%; target = 12%; maximum = 16%
•	Loan Portfolio Growth: threshold = 4.8%; target = 6%; maximum = 7.2%
•	Profitability: threshold = $4.345 million; target = $4.573 million; maximum = $4.800 million
•	Non-Performing Assets (as a percentage of total assets): threshold = 3.0%; target = 2.5%; maximum = 2.0%
•	Charge-Offs (as a percentage of loan portfolio): threshold = <.40%; target = <.30%; maximum = <.20%
Targets are also established in the 2015 Incentive Plan for non-executive officers who participate therein.
Awards are earned as of December 31, 2015, and will be forfeited if employment is terminated prior to that time. Seventy-five percent of the 2015 awards will be paid on January 31, 2016, and 25% will be paid one year later. The Board may recapture the deferred 25% of the awards previously paid if it is determined that the awards were based on materially misstated financial information.
The Board of Directors of the Bank may amend and terminate the 2015 Incentive Plan and awards as it deems appropriate.
Clawback Policy
River’s Board of Directors has adopted a Clawback Policy (the “Policy”). The Policy provides that where (1) the incentive compensation (or the vesting of an incentive award) paid to an executive officer of River was based upon the achievement of financial results, as reported with the SEC, that are subsequently restated  due to material noncompliance with securities law financial reporting requirements, (2) a lower payment would have been made (or lesser or no vesting would have occurred as to any such award) to such officer based upon the restated financial results, and (3) the incentive compensation or the vesting of any award was received or occurred during the 3-year period preceding the date of the restatement, River may receive from such executive officer the portion of the incentive compensation paid that is greater than the amount that would have been paid had the financial results been properly reported.

River may seek direct repayment from the affected executive officer or reduce other compensation owed to such officer by an amount equal to the remaining repayment obligation. River may also seek to recover gains from the sale of vested shares or shares purchased upon the exercise of options subject to clawback. The Compensation Committee may also cancel outstanding equity awards subject to clawback.
401(k) Plan
Our full-time salaried employees who are over 21 years of age with at least one year of service may participate in the River Valley Financial Bank 401(k) Savings Plan. Participants may elect to make monthly contributions up to 6% of their salary, subject to any applicable limits under the Internal Revenue Code. In 2014, we made a matching contribution of 75% of the employee’s contribution that does not exceed 6% of the employee’s salary for employees hired after September 1, 2005. The match for employees hired prior to September 1, 2005, was suspended in October 2009. These contributions may be invested at each employee’s direction in one or more of a number of investment options available under the Plan. Employee contributions to the 401(k) Plan are fully vested upon receipt. Matching contributions vest after three years of service. The normal distribution is a lump sum upon termination of employment, although other payment options may be selected.
Employee Stock Ownership Plan and Trust
River established for eligible employees an Employee Stock Ownership Plan (the “ESOP”) effective January 1, 1996. Employees with at least one year of employment and who have attained age 21 are eligible to participate. The ESOP borrowed funds from River and used such funds to purchase 190,440 shares at $10.00 per share at the time the Bank converted to stock form. That loan has been paid in full and all of the shares purchased have been allocated to participants in the ESOP.
In both 2013 and 2014, the Company contributed $100,000 to the ESOP, and the ESOP used these contributions to purchase shares of Common Stock on the open market.
Benefits under the ESOP generally become 100% vested after three years of credited service. Prior to the completion of three years of credited service, a participant who terminates employment for reasons other than death, retirement, or disability will not receive any benefit under the ESOP. Forfeitures are reallocated among remaining participating employees upon the earlier of the forfeiting participant’s death or after the expiration of at least three years from the date on which such participant’s employment was terminated. Benefits are payable in the form of Common Stock or cash upon death, retirement, early retirement, disability or separation from service.
River has established a committee of employees of the Bank to administer the ESOP. The Bank’s Trust Department serves as corporate trustee of the ESOP. The ESOP committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of participating employees. Under the ESOP, nondirected shares will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act.
Outstanding Equity Awards at December 31, 2014
The following table presents information on stock options and restricted stock held by the Named Executive Officers on December 31, 2014.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Date of Full Vesting of Stock
Name	Exercisable	Unexercisable (1)	Price ($)	Date	Vested (#)	Vested ($) (2)	Awards
Matthew P. Forrester	1,000	9,000	$21.89	07/15/2024	4,000	484,640	07/15/2018
Anthony D. Brandon	1,000	−	$14.56	09/16/2018	600	412,696	09/20/2016
	1,500	6,000	$21.89	07/15/2024	−	−	−
Vickie L. Grimes	500	2,000	$21.89	07/15/2024	−	−	−
John Muessel	−	−	−	−	−	−	−

(1)	The shares represented could not be acquired by the Named Executive Officers as of December 31, 2014.
(2)	The market value of these awards is determined by multiplying the number of shares by the closing price of River’s Common Stock on December 31, 2014, which was $21.16 per share.
Defined Benefit Pension Plan
The Bank provides a Pentegra Group defined benefit pension plan, which is a noncontributory, multi-employer comprehensive pension plan. Separate actuarial valuations are not made for individual employer members of the Pension Plan. An employee’s pension benefits are 100% vested after five years of service.
The Pension Plan provides for monthly or lump sum retirement benefits determined as a percentage of the employee’s average salary (for his highest five consecutive years of salary) times his years of service. Salary includes base annual salary as of each January 1, exclusive of overtime, bonuses, fees and other special payments. Early retirement, disability, and death benefits are also payable under the Pension Plan, depending upon the participant’s age and years of service. Benefits are currently subject to maximum Internal Revenue Code limitations of $210,000 per year.
Benefits under River’s Pension Plan are based upon the average of the employee’s highest five years base salary as of January 1. The benefit formula is 1.25%. There is a five year cliff vesting. Normal retirement age is 65. However, there is an early retirement provision beginning at age 45 with a 3% discount for each year before the normal retirement age. A lump sum benefit is available on balances earned prior to October 1, 2006.
River discontinued new enrollees in the Pension Plan as of September 1, 2005. We recorded expenses totaling $369,000 for the Pension Plan during the fiscal year ended December 31, 2014.
Employment Agreements
The Bank has entered into an employment agreement with Matthew P. Forrester, the Bank’s President and Chief Executive Officer. The agreement is for a three-year term and extends annually for an additional one-year term to maintain its three-year term if the Bank’s Board of Directors determines to so extend it. Under the agreement, Mr. Forrester receives an initial annual salary equal to his current salary, subject to increases approved by the Board of Directors. The agreement also provides, among other things, for Mr. Forrester’s participation in other bonus and fringe benefit plans available to other employees. He may terminate his employment upon ninety days’ prior written notice to the Bank. The Bank may discharge him for just cause at any time or in certain events specified by applicable law or regulations. If the Bank terminates Mr. Forrester’s employment for other than just cause or he is constructively discharged and such termination does not occur after a change in control of the Bank or River, the agreement provides for his receipt of a lump-sum or periodic payment of an amount equal to the sum of (A) his base salary through the end of the then-current term, plus (B) his base salary for an additional twelve-month period, plus (C) in his sole discretion and in place of continued participation in his employer’s fringe benefit plans, cash in an amount equal to the cost of obtaining all health, life, disability and other benefits in which he would otherwise be eligible to participate. If following a change in control of the Bank or River, Mr. Forrester is not offered employment for at least 36 months in his same position with similar responsibilities and at the same compensation and substantially the same benefits as he was receiving prior to the change in control, or if such employment does not continue for 36 months after such offer of employment is accepted by Mr. Forrester, the agreement provides for his receipt of a lump-sum payment of an amount equal to the difference between (A) the product of 2.99 times his “base amount” (as defined in Section 280G(b)(3) of the Internal Revenue Code) and (B) the sum of any other parachute payments, as determined under Section 280G(b)(2) of the Internal Revenue Code. If the payments provided for under the agreement, together with any other payments made to Mr. Forrester by the Bank, are determined to be payments in violation of the “golden parachute” rules of the Internal Revenue Code, such payments will be reduced to the largest amount which would not cause the Bank to lose a tax deduction for such payments under those rules. As of December 31, 2014, the cash compensation that would be paid to Mr. Forrester under the agreement if such agreement were terminated after a change in control of the Bank would be $679,777. River has guaranteed the obligations of the Bank under this employment agreement.
For purposes of the employment agreement, a change in control occurs if:
•	a person or group acquires ownership of stock representing more than 50% of the Bank’s or River’s total fair value or total voting power of the stock of the Bank or River and stock of the Bank or River remains outstanding after the transaction;
•	a person or group acquires ownership of stock representing 30% or more of the total voting power of the stock of the Bank or River;
•	during a twelve-month period, a majority of the directors of River is replaced by directors whose appointment or election is not endorsed by a majority of the members of River’s Board in office before the date of the appointment or election, unless another corporation is a majority shareholder of River; or
•	a person or group, other than shareholders of the Bank or an entity controlled by shareholders of the Bank, acquires more than 40% of the total gross fair market value of the Bank’s assets, unless the person or group owns 50% or more of the total value or voting power of the Bank’s stock.
A similar contract has been entered into with Anthony D. Brandon, Executive Vice President of River. The cash compensation that would be paid to Mr. Brandon under the agreement if such agreement were terminated after a change of control of River without cause by the Bank, or for cause by Mr. Brandon, would be $409,630.
A third contract, which currently has a three-year term, has been entered into with John Muessel, Vice President-Trust Services, of River. The cash compensation which would be paid under this third contract if the affected employee were terminated after a change of control of River without cause by the Bank, or for cause by the employee, would be $290,030.
Salary Continuation Agreement
On January 25, 2007, the Bank entered into a Salary Continuation Agreement with Mr. Forrester. The agreement provides that if Mr. Forrester retires at age of sixty-five, he will receive an annual benefit in the amount of $50,000 in equal monthly installments for a period of fifteen years. If Mr. Forrester retires after attaining the age of sixty-two but prior to age sixty-five, he will receive in equal monthly installments over a period of fifteen years an amount equal to his accrued liability (the “Accrued Balance”) under the agreement. If Mr. Forrester’s employment is terminated prior to age sixty-two, the Agreement provides that he will receive a lump sum payment of the Accrued Balance as determined at the end of the month prior to the termination. If Mr. Forrester dies before complete distribution of the benefits, the remaining benefit will be distributed to his beneficiary. The agreement also provides for Mr. Forrester to receive a lump sum payment of his Accrued Balance if a disability results in the termination of his employment before age sixty-two. He is entitled to the same payment he would receive upon normal retirement if his employment is terminated after a change in control of the Bank (as defined in Internal Revenue Code Section 409A), payable in a lump sum within 30 days after his termination of employment. Any payments made upon a change in control are subject to reduction to avoid adverse tax consequences under Section 280G of the Internal Revenue Code of 1986, as amended. The Salary Continuation Agreement will be administered by the plan administrator, which will be the Bank’s Board of Directors or a committee or person appointed by the Board. The amount accrued under this Agreement during 2014 was $33,000. The Accrued Balance for Mr. Forrester as of December 31, 2014, was $213,000.
Supplemental Life Insurance Agreement
Also on January 25, 2007, the Bank entered into a Supplemental Life Insurance Agreement with Mr. Forrester. The Supplemental Life Insurance Agreement documents an arrangement the Compensation Committee had approved on October 17, 2006, and pursuant to which the Bank had purchased life insurance policies on the life of Mr. Forrester and will divide the policy death proceeds with the beneficiary he designates. If Mr. Forrester dies while employed by the Bank, his beneficiary will be entitled to fifty percent of the amount by which the total death proceeds exceed the greater of the policy cash surrender value or the aggregate premiums paid by the Bank. Mr. Forrester’s designated beneficiary will not be entitled to any benefit if Mr. Forrester dies after the termination of his employment with the Bank.
Split Dollar Insurance Plan
On January 25, 2007, the Board of Directors of the Bank approved and adopted the River Valley Financial Split Dollar Insurance Plan. The plan authorizes the Bank to purchase life insurance policies on the lives of certain Bank employees selected to participate in the Plan and to divide the policy death proceeds with the beneficiary designated by the employee participant. If the participant dies while employed by the Bank, the participant’s beneficiary will be entitled to the lesser of (1) $100,000 or (2) the total death proceeds of the policy minus the greater of (a) the cash surrender value or (b) the aggregate premiums paid by the Bank. A participant’s designated beneficiary will not be entitled to any benefit under the plan if the participant dies after the termination of the participant’s employment with the Bank. The plan provides that it will be administered by the Bank’s Board of Directors, or a committee chosen by the Board. The plan administrator, in its sole discretion, will select the employees who will participate in the Plan. On January 25, 2007, the Bank’s Board of Directors, acting as the plan administrator, selected ten employees to participate in the Plan, including Anthony D. Brandon, Matthew P. Forrester, Mark A. Goley, Vickie L. Grimes and John M. Muessel, each of whom is an executive officer of River. In 2010, the Company added Robert E. Kleehamer as an additional participant, who is also an executive officer of River. During 2014, the Corporation purchased $2.0 million in additional Bank Owned Life Insurance and provided split dollar insurance coverage to an additional 14 managerial employees.

Compensation of Directors for 2014
The following table provides information concerning the compensation paid to or earned by the members of River’s Board of Directors other than Matthew P. Forrester for River’s last fiscal year, whether or not deferred.
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Lonnie D. Collins	$34,175	$109,450	$2,950	$29,967	$176,542
Michael J. Hensley	29,000	109,450	4,310	–	142,760
Fred W. Koehler	44,825	109,450	859	36,095	191,229
Lillian Sue Livers, M.S., R.D.	29,075	109,450	–	–	138,525
Charles J. McKay	30,700	109,450	4,140	–	144,290

(1)	Information on Mr. Forrester, who is a Named Executive Officer, is included in the Summary Compensation Table.
(2)	This column includes the aggregate grant date fair value of stock awards in accordance with FAS ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 17 to River’s audited financial statements for the fiscal year ended December 31, 2014, included in River’s Annual Report on Form 10‑K for 2014.
(3)	This column includes any above-market earnings on deferred compensation to which the directors are entitled under their deferred compensation agreements. Interest accrues at a rate which is the lower of 10% per annum or the five-year average of the return on equity of River under these agreements, which was 8.11% in 2014. The applicable market rate of interest was 6.81% for 2014.
(4)	Includes payments made to these directors in 2014 under their deferred compensation agreements.
Directors of River are paid directors’ fees of $1,000 for each meeting attended.
All directors of the Bank are entitled to receive monthly director fees in the amount of $1,500 for their services. Mr. Koehler, in his capacity as Chairman, is paid an additional $1,350 per month. Mr. McKay, in his role as Audit Chair, is paid $250 additional fees for each Audit Committee meeting he attends, capped at $3,000 per year. Directors of the Bank also receive fees in the amount of $300 for each special meeting of the Board. Outside directors attending Loan Committee meetings are paid $75 for each such meeting. Mr. Collins is paid an additional $500 per month for his role as recording secretary for River and the Bank.  The Bank also has an Appointed Community Advisory Board consisting of five members of the Clark County, Indiana, area. Those members meet quarterly and are paid $500 per meeting attended. Total fees paid to or deferred by directors and community advisory members for the year ended December 31, 2014, were $171,875.
The Bank, pursuant to deferred compensation agreements, permits directors and directors emeritus to defer payment of some or all of their monthly directors’ fees or salary. Upon reaching the retirement age specified in their respective joinder agreements, directors who participate in the deferred compensation plan receive fixed monthly payments for a specific period ranging from 60 to 180 months, depending on the director’s election in his joinder agreement, but may also elect to receive their benefits in a lump sum in the event of financial hardship. The agreements also provide for death and disability benefits, and benefits upon a change in control of the Bank. In the event of a change in control, the directors receive their accrued benefit under the plan payable in a lump sum within 30 days of the change in control. For this purpose, change in control is defined as provided under “Employment Agreements” above. If Mr. Forrester had been entitled to a change of control payment under his deferred compensation agreement as of December 31, 2014, he would have received a payment of $361,030 within 30 days following the change in control.
The Bank has purchased paid-up life insurance on the lives of directors and directors emeritus  participating in the deferred compensation plan to fund benefits payable thereunder. In addition, the Bank has paid-up life insurance on officers and other management staff. The insurance is provided by Midland National Life Insurance Company, Great West Life & Annuity Insurance Co., Massachusetts Mutual Life Insurance Co., New York Life Insurance and Annuity Corp., Transamerica Life Insurance Co., West

Coast Life Insurance Co., Pacific Life Insurance Co., and Ohio National Life Insurance Company. At December 31, 2014, the cash surrender value of the policies was carried on the books of the Bank at approximately $12,500,000. The Bank expensed $0 in connection with these agreements for the year ended December 31, 2014.
Transactions With Certain Related Persons
All lending decisions above board authorized limits for each loan officer of the Bank are presented to the Loan Committee of the Board of Directors of the Bank for their approval. Pursuant to written standard operating procedures, senior management must approve all extensions of credit to employees of the Bank. Requests above the senior officer authorized limits, and all requests originating from directors of the Bank are presented to the Loan Committee with the applicants removing themselves from the room and active discussion of the request.
The Bank follows a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence as well as other loans. Current law authorizes the Bank to make loans or extensions of credit to its executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to all of its employees. The Bank offers loans to its executive officers, directors, principal shareholders and employees. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than normal risk of collectibility or present other unfavorable features. Loans to directors, executive officers and their associates totaled approximately $1,800,000, or 3.4% of consolidated equity capital at December 31, 2014.
Proposal 2 — Ratification of Auditors
The Board of Directors recommends that the shareholders ratify at the Annual Meeting the appointment of BKD, LLP (“BKD”), certified public accountants, as independent auditors for the fiscal year ending December 31, 2015. BKD was engaged to serve as auditors for River for the first time in 2000. A representative of BKD is expected to be present at the Annual Meeting with the opportunity to make a statement if he so desires. He will also be available to respond to any appropriate questions shareholders may have.
Audit Committee Report
The Audit Committee reports as follows with respect to the audit of River’s financial statements for the fiscal year ended December 31, 2014, included in River’s Shareholder Annual Report on Form 10-K accompanying this Proxy Statement (“2014 Audited Financial Statements”):
The Committee has reviewed and discussed River’s 2014 Audited Financial Statements with River’s management.
The Committee has discussed with its independent auditors, BKD, the matters required to be discussed by Statement on Auditing Standards 16, which include, among other items, matters related to the conduct of the audit of River’s financial statements.
The Committee has received written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with the Audit Committee concerning independence, and has discussed with the auditors the auditors’ independence from River. The Committee considered whether the provision of services by its independent auditors, other than audit services including reviews of Forms 10-Q, is compatible with maintaining the auditors’ independence.

Based on review and discussions of River’s 2014 Audited Financial Statements with management and with the independent auditors, the Audit Committee recommended to the Board of Directors that River’s 2014 Audited Financial Statements be included in River’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
This Report is respectfully submitted by the Audit Committee of River’s Board of Directors.
Audit Committee Members
Michael J. Hensley
Lillian Sue Livers
Fred W. Koehler
 Charles J. McKay
Accountant’s Fees
Audit Fees. The firm of BKD served as River’s independent public accountants for each of the last two fiscal years ended December 31, 2013 and 2014. The aggregate fees billed by BKD for the audit of River’s financial statements included in its annual report on Form 10-K and for the review of its financial statements included in its quarterly reports on Form 10-Q for the fiscal years ended December 31, 2013 and 2014, were $92,000 and $95,680, respectively.
Audit-Related Fees. BKD billed no fees for assurance and related services by BKD that are reasonably related to the audit or review of River’s financial statements and that were not covered by the Audit Fees disclosure above for the years ended December 31, 2013 or 2014. For fiscal 2014, $68,650 in fees were incurred primarily for procedures related to the registration statement on Form S-1 in connection with the offering of our common stock that closed in July 2014.
Tax Fees. The aggregate fees billed in each of fiscal 2013 and 2014 for professional services rendered by BKD for tax compliance, tax advice or tax planning were $20,000 and $16,960 respectively.
All Other Fees. In 2013 and 2014, there were no other fees billed by BKD.
Board of Directors Pre-Approval. River’s Audit Committee formally adopted resolutions pre-approving River’s engagement of BKD to act as its independent auditor for the last two fiscal years ended December 31, 2014. The Audit Committee has not adopted pre-approval policies and procedures in accordance with paragraph (c) (7) (i) of Rule 2-01 of Regulation S-X, because it anticipates that in the future the engagement of BKD will be made by the Audit Committee and all non-audit and audit services to be rendered by BKD will be pre-approved by the Audit Committee. The Audit Committee pre-approved all services performed for 2014. River’s independent auditors performed all work described above with their full-time, permanent employees.
Proposal 3 — Advisory Vote on 2014 Compensation of
 Our Named Executive Officers
Background
As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our Board of Directors is submitting a “Say on Pay” proposal for shareholder consideration. While the vote on 2014 executive compensation is non-binding and solely advisory in nature, our Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
Objectives of Executive Compensation Program. The objectives of the Compensation Committee with respect to executive compensation are the following:

(1)	provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to River’s long-term success;
(2)	reward executive officers based upon their ability to achieve short-term and long-term strategic goals and objectives and to enhance shareholder value; and
(3)	align the interests of the executive officers with the long-term interests of shareholders by granting equity awards which will become more valuable to the executives as the value of River’s shares increases.
During the past five years, River has operated in a challenging environment marked by uncertainty and volatility. The economic downturn was led by housing with dramatic declines in home prices, increasing foreclosures, rising consumer and commercial loan delinquencies and significant write-downs of asset values by financial institutions. Despite this scenario, River had profitable years in 2013 and 2014.
Because of the adverse financial situation, the Compensation Committee adopted a responsible approach to executive compensation that allowed it to maintain a degree of flexibility to deal with the current economic conditions while remaining committed to its core philosophy of paying for performance and aligning executive compensation with shareholder interests. During the past five years, the Compensation Committee took several actions to align executive compensation with shareholder interests in this challenging environment, including the following:
•	In 2013, River engaged Blanchard Consulting Group (the “Group”) to perform a comprehensive review of River’s incentive program and executive compensation. River intends to perform similar compensation reviews every other year. The Group was retained at the recommendation of the Compensation Committee and was asked to provide appropriate peer group compensation information for River to review and consider. River is not aware of any conflict of interest raised by the engagement of the Group by River.
•	River has adopted a policy to engage outside consultants on an every other year basis for a comprehensive review of River’s incentive and executive compensation. Since that review was last done in 2013, the Compensation Committee in 2014 used information readily available to it from other independent sources including a Compensation Review performed for the Indiana Bankers Association by Crowe Horwath. Adjustments to executive compensation were modest by almost every standard, but did reflect the added complexities of a growing organization, and consideration for work on River’s public offering of common stock in 2014.
•	River made stock awards to directors and senior officers in 2014. Prior to these awards, there had been no stock awards to directors of the Corporation since 1999. Nor had it made any awards of stock options to executive officers since September 2008, and only one grant since 2008 of 1,500 restricted shares on September 20, 2011, to Anthony Brandon.
•	River’s Compensation Committee charter authorizes the hiring by the committee members of independent advisors, including attorneys, to assist the Committee in carrying out its responsibilities.
•	River’s insider trading policy prohibits hedging transactions by its directors, officers and employees.
•	River has adopted a Clawback Policy to allow the Board of Directors to recoup any excess incentive compensation paid to its executive officers if the financial results on which the awards were based are materially restated due to noncompliance with financial reporting requirements and the incentive compensation was paid during the three-year period prior to such restatement. See

“Executive Compensation-Clawback Policy.” It is reviewed and renewed annually by the Board of Directors.
•	River has no agreements with its executives that provide for the reimbursement of taxes owed with respect to any compensation.
Despite these actions, River has been able to retain key executives who believe in the long-term prospects of River and are willing to tie their compensation to achieving the performance goals established by the Compensation Committee.
The Board of Directors believes River’s compensation programs are well tailored to recruit and retain key executives while recognizing and sharing the sacrifices River’s shareholders have made.
Please review this proxy statement and consider the following proposal:
“RESOLVED that River’s shareholders approve, on an advisory basis, the 2014 compensation of the Named Executive Officers, as disclosed in River’s Proxy Statement for the 2015 Annual Meeting of Shareholders, including compensation set forth or described in the Summary Compensation Table for 2014 and the other related tables and disclosures.”
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, requires that River’s officers and directors and persons who own more than 10% of River’s Common Stock file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish River with copies of all Section 16(a) forms that they file.
Based solely on its review of the copies of the forms it received, and/or written representations from reporting persons that no Forms 5 were required for those persons, River believes that during the fiscal year ended December 31, 2014, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to Section 16(a) of the 1934 Act were satisfied in a timely manner.
Shareholder Proposals
If a shareholder wishes to have a proposal presented at the next Annual Meeting of River and included in the Proxy Statement and form of proxy relating to that meeting, River must receive the proposal at its main office no later than November 19, 2015.
A shareholder proposal submitted for presentation at the Annual Meeting but not for inclusion in River’s proxy statement and form of proxy, will normally be considered untimely if it is received by River later than 120 days prior to the Annual Meeting. If, however, River provides shareholders less than 130 days’ notice or prior public disclosure of the date of the next Annual Meeting (which notice or public disclosure of the date of the meeting shall include the date of the Annual Meeting specified in publicly available By-Laws, if the Annual Meeting is held on such date), a proposal shall be considered untimely if it is received by River later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made. If River receives notice of the proposal after that time, each proxy that River receives will confer upon it the discretionary authority to vote on the proposal in the manner the proxies deem appropriate, even though there is no discussion of the proposal in River’s proxy statement for the next Annual Meeting.
Proposals should be sent to the attention of the Secretary of River at 430 Clifty Drive, P.O. Box 1590, Madison, Indiana 47250. All shareholder proposals are subject to the requirements of the proxy rules under the Securities Exchange Act of 1934 and River’s Articles of Incorporation, By-Laws and Indiana law.

Other Matters
Management is not aware of any business to come before the Annual Meeting other than those described in the Proxy Statement. However, if any other matters should properly come before the Annual Meeting, the proxies solicited by this Proxy Statement will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.
River will bear the cost of solicitation of proxies. River will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending proxy material to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers, and employees of River may solicit proxies personally or by telephone without additional compensation.
We urge each shareholder to complete, date and sign the proxy and return it promptly in the enclosed envelope.
By Order of the Board of Directors

Matthew P. Forrester
March 18, 2015

River Valley Bancorp

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote "FOR" all the nominees listed and "FOR" Proposals 2 and 3.

1. Election of Directors:

01 -	Lonnie D. Collins	For	Withhold	Matthew P. Forrester	For	Withhold
	(three-year term)	☐	☐	(three-year term)	☐	☐

2.	Approval and ratification of the appointment of BKD, LLP as auditors for River Valley Bancorp for the fiscal year ended December 31, 2015.	For ☐	Against ☐	Abstain ☐	3.	Approval, on an advisory basis, of the executive compensation of the named executive officers included in the proxy statement for the annual meeting	For ☐	Against ☐	Abstain ☐

B Non-Voting Items
Change of Address — Please print your new address below	Comments -- Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box
/ /

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD APRIL 15, 2015
THE ANNUAL REPORT TO SHAREHOLDERS AND THE PROXY STATEMENT ARE AVAILABLE AT:
www.edocumentview.com/rivr
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

River Valley Bancorp

REVOCABLE PROXY - RIVER VALLEY BANCORP

Annual Meeting of Shareholders
APRIL 15, 2015
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
The undersigned hereby appoints Michael Hensley, with full power of substitution, to act as attorney and proxy for the undersigned to vote all shares of common stock of River Valley Bancorp which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 430 Clifty Drive, Madison, Indiana, on Wednesday, April 15, 2015, at 3:00 P.M., local time, and at any and all adjournments thereof, as follows:
This proxy may be revoked at any time prior to the voting thereof.
The undersigned acknowledges receipt from River Valley Bancorp, prior to the execution of this Proxy, of a Notice of the Meeting, a Proxy Statement and an Annual Report to Shareholders.
In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES AND "FOR" PROPOSALS 2 AND 3.
IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE